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                           CAM DESIGNS INC. ANNOUNCES
                         RECEIVERSHIP OF U.K. OPERATIONS

     NEW YORK, N.Y. and COVENTRY, UK; October 21, 1998 -- CAM Designs Inc. (NASDAQ: CMDA) today announced that it had incurred a net loss before tax benefits of approximately $348,000 for its first quarter ended August 31, 1998. It also reported that, due to the Company inability to secure adequate banking facilities and in an attempt to reduce outstanding debt, it had today agreed to have its United Kingdom-based companies, constituting essentially all of the Company's operations, placed into receivership. CAM, which acts as a holding company, does not believe it is responsible for any of the liabilities of the U.K. entities. Management stated that it, together with major stockholders of the Company, would attempt to reorganize these operations and re-establish the same for the Company but there can be no assurance that these efforts would be successful. As a result of the receivership, the Company will shortly file an 8-K Report describing the financial effect of this receivership.

     CAM Designs Inc., primarily based in the U.K., is a premier design and engineering house for the automotive and aerospace industries in Western Europe, the United States and the Pacific Rim.

     Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the negotiation, implementation and/or performance of contracts, consumer and industry acceptance, and regulatory actions and risks. CONTACT:

                                            John R. Davidson, CEO
                                            CAM DESIGNS INC.
                                            011-44-1-203-407-7000 (Coventry, UK)